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                                                                   Exhibit 10.38
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October 1, 2001

Mr. Fred Hall

________________

________________

Dear Fred,

I am pleased to offer you the position of Sr. Vice President, Human Resources, reporting directly to me, with an effective date of October 1, 2001. This is an exempt position with a biweekly base salary rate of $7,308.00 that annualizes to $190,008. Effective April 30, 2001, the Company implemented a Pay Reduction Program. Your annual base salary will be subject to this reduction and will be reduced by the percentage appropriate to your position classification. Currently this is 15%. You will continue to be on the IMS payroll through the year 2001.

Your specific job responsibilities will be based upon the position requirements as described by me. These responsibilities will be subject to change, based on the needs of the Company.

In addition, Credence offers an Executive Incentive Program. The goal of the Credence Executive Incentive Program is to reward participating executives for their efforts in meeting pre-defined personal objectives and helping Credence to achieve financial performance goals. The Executive Incentive Program is renewable on a yearly basis. If renewed, you will be eligible to participate in the FY 2002 plan. Under the current program guidelines, as a participant, you would be eligible for a target bonus of 40% of paid base salary. The specific details of your plan participation will be documented and communicated to you following the effective date of the program. You will continue to be eligible to participate in the IMS incentive plan through the balance of calendar year 2001.

This offer includes a grant of incentive stock options (ISO) to purchase a total of 40,000 shares of the Company's outstanding common stock (to the extent ISOs may be granted to you under the federal tax laws with any remaining balance granted as non-statutory stock options), vesting as hereafter provided, subject to approval by the Company's Board of Directors. Options to purchase 20,000 shares will vest according to the Company's standard four-year vesting policy. The remaining 20,000 options vest in one year, subject to the same guidelines as outlined above (except that any shares treated as non-statutory stock options will also vest in one year.) If approved, the exercise price of the stock options will be equal to the fair market value of the common stock on the date the options are approved by our Board of Directors. You will find that this ISO grant may present favorable tax treatment compared to other non-qualified plans. A copy of the 1993 Stock Option Plan will be made available to you. These stock options do not preclude additional options being given in the future.

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Additionally, you will receive allowances in the form of ordinary income totaling $791.50 monthly. These consist of a $500 monthly automobile allowance, a $125 monthly financial and tax planning allowance, and a $166.50 monthly health club allowance. These will be paid to you along with your normal biweekly pay.

Employment with Credence is not for a specified term and can be terminated by you or by Credence at any time and for any reason, with or without cause or advance notice. Notwithstanding the foregoing, if the Company terminates you without cause anytime during your employment, you will receive your Base Salary and health benefits for a period of one year after the date of termination. For purposes of this commitment, Base Salary will be defined as $147,500 annually. In addition, for purposes of this obligation, "cause" shall be defined as (i) any uncured breach of this Letter Agreement that remains uncured after you have received thirty days prior written notice from Credence; (ii) any attempt by you to secure personal benefit from the business of the Company except benefit authorized by the Board of Directors; (iii) any misconduct by you in connection with your duties hereunder, if, as a result of the misconduct, the business or reputation of the Company is adversely affected, or if your ability to perform your duties is adversely affected; or (iv) your conviction of or entry of a plea of Nolo Contendre to any crime if it has or may have an adverse effect on the reputation or business of the Company or your ability to perform your duties.

Credence provides a comprehensive and competitive benefits package, which includes a group health insurance plan, a Flexible Spending Account Plan, an Employee Stock Purchase Plan and a 401(k) Plan, as outlined in the enclosed information. Credence also provides a biweekly 401(k) match for those employees who make contributions to the 401(k) plan.

Please note that this offer is also contingent upon your execution of Credence's Proprietary Information and Inventions Agreement.

This offer, if accepted, supercedes any other representation or agreement relating to your employment that either the Company or Integrated Measurement Systems, Inc. may have made to or with you, including without limitation your Employment Agreement, dated May 10, 1995. This offer is open for five days from the date of this letter. If you accept this offer, the terms of employment described in this letter shall constitute the entire agreement between you and Credence. Any modification or alteration of the at-will term of your employment may only be made in writing, signed by you and me.

Fred, I believe you will be a valuable addition to my staff and hope that you are as pleased in joining Credence as I am in welcoming you. I look forward to our mutual success and growth.

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Sincerely,

/s/ Graham Siddall
Graham Siddall
Chairman and Chief Executive Officer



ACCEPTED  /s/ Fred Hall                     DATE______________________
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*Please sign and date above and send one copy to Paula Facka, Human Resources,
Credence Systems Corporation,215 Fourier Avenue, Fremont, CA 94539. Please retain the other copy for your records